Exhibit 5.1

Davis Polk & Wardwell llp 1600 El Camino Real Menlo Park, CA 94025 davispolk.com

November 22, 2024

Equinix, Inc.

One Lagoon Drive

Redwood City, California 94065

Equinix Europe 2 Financing Corporation LLC

One Lagoon Drive

Redwood City, California 94065

Ladies and Gentlemen:

Equinix Europe 2 Financing Corporation LLC, a Delaware limited liability company (the “Issuer”), and Equinix, Inc., a Delaware Corporation (the “Guarantor”), have filed with the Securities and Exchange Commission a post-effective amendment no. 1 to the Registration Statement on Form S-3 (File No. 333-275203) (as amended, the “Registration Statement”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), certain securities, including €650,000,000 aggregate principal amount of the Issuer’s 3.250% Senior Notes due 2031 (the “2031 Notes”) and €500,000,000 aggregate principal amount of the Issuer’s 3.625% Senior Notes due 2034 (the “2034 Notes” and, together with the 2031 Notes, the “Notes”), each fully and unconditionally guaranteed by the Guarantor (together, the “Guarantees”, and, together with the Notes, the “Securities”). The Securities are to be issued pursuant to the provisions of the Indenture dated as of March 18, 2024 (the “Base Indenture”) by and among the Issuer, the Guarantor, and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”), as supplemented by the Third Supplemental Indenture dated as of November 22, 2024 by and among the Issuer, the Guarantor, U.S. Bank Europe DAC U.K. Branch, as paying agent, (the “Paying Agent”) and the Trustee, relating to the 2031 Notes (together with the Base Indenture, the “2031 Indenture”) and the Fourth Supplemental Indenture dated as of November 22, 2024 by and among the Issuer, the Guarantor, the Paying Agent and the Trustee, relating to the 2034 Notes (together with the Base Indenture, the “2034 Indenture”, and together with the 2031 Indenture, the “Indentures”). The Securities are to be sold pursuant to the Underwriting Agreement dated November 13, 2024 (the “Underwriting Agreement”) among the Issuer, the Guarantor and the several underwriters named therein (the “Underwriters”).

We, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinion expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all signatures on all documents that we reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials and officers of the Issuer and the Guarantor that we reviewed were and are accurate and (vi) all representations made by the Issuer and the Guarantor as to matters of fact in the documents that we reviewed were and are accurate.

Equinix, Inc. Equinix Europe 2 Financing Corporation LLC	2	November 22, 2024

Based upon the foregoing, and subject to the additional assumptions and qualifications set forth below, we advise you that, in our opinion:

1.	When the Notes have been duly executed and authenticated in accordance with the provisions of the applicable Indenture and delivered to and paid for by the Underwriters pursuant to the Underwriting Agreement, the Notes will constitute valid and binding obligations of the Issuer, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability, provided that we express no opinion as to, (w) the enforceability of any waiver of rights under any usury or stay law, (x) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above, or (y) the validity, legally binding effect or enforceability of any provision that permits holders to collect any portion of stated principal amount upon acceleration of the Notes to the extent determined to constitute unearned interest.

2.	The Guarantees, when the Notes have been duly executed and authenticated in accordance with the provisions of the applicable Indenture and delivered to and paid for by the Underwriters pursuant to the Underwriting Agreement, will be valid and binding obligations of the Guarantor, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability; provided that we express no opinion as to (w) the enforceability of any waiver of rights under any usury or stay law, (x) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above or (y) the validity, legally binding effect or enforceability of any provision that permits holders to collect any portion of stated principal amount upon acceleration of the Notes to the extent determined to constitute unearned interest.

In connection with the opinions expressed above, we have assumed that the Indentures and the Securities (collectively, the “Documents”) are valid, binding and enforceable agreements of each party thereto (other than as expressly covered above in respect of the Issuer and the Guarantor). We have also assumed that the execution, delivery and performance by each party to each Document to which it is a party (a) are within its corporate powers, (b) do not contravene, or constitute a default under, the certificate of incorporation or bylaws or other constitutive documents of such party, (c) require no action by or in respect of, or filing with, any governmental body, agency or official and (d) do not contravene, or constitute a default under, any provision of applicable law or regulation or any judgment, injunction, order or decree or any agreement or other instrument binding upon such party, provided that we make no such assumption to the extent that we have specifically opined as to such matters with respect to the Issuer and the Guarantor.

We are members of the Bars of the States of New York and California and the foregoing opinions are limited to the laws of the States of New York and California, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act, except that we express no opinion as to any law, rule or regulation that is applicable to the Issuer or the Guarantor, the Documents or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Documents or any of its affiliates due to the specific assets or business of such party or such affiliate.

Equinix, Inc. Equinix Europe 2 Financing Corporation LLC	3	November 22, 2024

We hereby consent to the filing of this opinion as an exhibit to a report on Form 8-K to be filed by the Guarantor on the date hereof and its incorporation by reference into the Registration Statement and further consent to the reference to our name under the caption “Legal Matters” in the prospectus supplement which is a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Davis Polk & Wardwell LLP